Exhibit 99.1

FLIR Systems Announces Fourth Quarter and Full Year 2019 Financial Results

−  Annual Revenue of $1.9 Billion
−  Fourth Quarter and Full Year Revenue Growth of 9% and 6% over Prior Year, Respectively
−  Full Year GAAP Earnings Per Diluted Share of $1.26; Adjusted Earnings Per Diluted Share of $2.23
−  Full Year Total Bookings Growth of 11%; Total Backlog Growth of 13% over Prior Year
−  Announces Consolidation of Business Unit Structure

ARLINGTON, Va. – February 27, 2020 – FLIR Systems, Inc. (NASDAQ: FLIR), a world leader in the design, manufacture, and marketing of intelligent sensing technologies, today announced financial results for the fourth quarter and full year ended December 31, 2019.

Commenting on FLIR’s fourth quarter results, Jim Cannon, President and Chief Executive Officer, said, “FLIR finished 2019 with full year revenue of $1.9 billion and fourth quarter results that reflect a continuation of many of the trends we experienced in the third quarter. Our Government and Defense and Industrial Business Units delivered performances highlighted by fourth quarter revenue growth and expanding full year backlog. I also continue to be very pleased with our success in advancing our strategic priorities as evidenced by several recently announced franchise program wins that will be key to achieving our longer term growth objectives. However, our Commercial Business Unit continued to face challenges that negatively impacted FLIR’s consolidated organic revenue growth and profitability targets for the full year.”

Mr. Cannon continued, “To better position FLIR to deliver long-term growth through the execution of our strategic priorities, we have launched ‘Project Be Ready’. This initiative aims to simplify our product portfolio and better align resources with higher growth opportunities while reducing costs. Through Project Be Ready, we have discontinued certain non-core consumer centric product lines within the Outdoor and Tactical Systems business and have entered into a formal process to evaluate divestiture of our Raymarine non-thermal maritime electronics business. The remaining businesses within the Commercial Business Unit will be integrated into the Industrial Business Unit beginning in the first quarter of 2020. I am very confident that Project Be Ready will help support FLIR’s mission to serve professionals with innovative technologies that provide critical decision support to save lives and livelihoods around the globe.”

Fourth Quarter 2019

Fourth quarter 2019 revenue was $489.0 million, 9.0% higher than fourth quarter 2018 revenue of $448.5 million. Organic revenue decreased 1.5%, which excludes revenue from acquisitions within the last twelve months. Fourth quarter total bookings increased 4.0% from the fourth quarter of 2018 to $486.3 million, driven primarily by strong orders in unmanned systems and integrated solutions (UIS) in the Government and Defense Business Unit and OEM orders in the Industrial Business Unit. At the end of the fourth quarter total 12-month current backlog stood at $672.5 million, an increase of 11.7% compared to the balance at the end of the fourth quarter 2018. Similarly, at the end of the fourth quarter total backlog stood at $807.0 million, a 13.2% increase relative to the prior year.

GAAP Earnings Results
GAAP gross profit in the fourth quarter 2019 was $232.6 million, compared to $227.8 million in the fourth quarter 2018. GAAP gross margin decreased 322 basis points to 47.6% in the fourth quarter 2019, compared with 50.8% in the prior year. GAAP operating income in the fourth quarter decreased 37.1% to $54.1 million, compared to $85.9 million in the prior year, representing an 810 basis point decline in operating margin. GAAP gross margin and GAAP operating margin were both impacted by increases in intangible asset amortization expense, restructuring expenses and related asset impairment charges. GAAP operating income and GAAP operating margin was also impacted by an increase in research and development expenses, Consent Agreement costs, and other ongoing export compliance expenses.

Fourth quarter 2019 GAAP net earnings were $1.7 million, or $0.01 per diluted share, compared with GAAP net earnings of $98.5 million, or $0.71 per diluted share in the fourth quarter last year. GAAP net earnings in the quarter were negatively impacted by the GAAP operating income factors mentioned above as well as impairments of minority interest investments and discrete tax items.

Non-GAAP Earnings Results
Adjusted gross profit was $250.2 million in the fourth quarter 2019, an increase of 7.2% over adjusted gross profit of $233.5 million in the fourth quarter 2018. Adjusted gross margin decreased 90 basis points to 51.2%, compared with 52.1% in the fourth quarter 2018. Adjusted operating income decreased 3.8% to $103.9 million in the fourth quarter 2019, compared to adjusted operating income of $107.9 million in the fourth quarter 2018. Adjusted operating margin decreased 283 basis points to 21.2%, compared with 24.1% in the fourth quarter 2018. The decrease in adjusted operating income and margin was primarily driven by increases in research and development and ongoing export compliance expenses.

Adjusted net earnings in the fourth quarter 2019 were $74.8 million, or $0.55 per diluted share, which was 11.3% lower than adjusted earnings per diluted share of $0.62 in the fourth quarter 2018. Adjusted net earnings was impacted by the adjusted operating income factors mentioned above, including impairments of minority interest investments as well as higher interest expense,  partially offset by an increase in adjusted gross profit. The adjusted effective tax rate for the fourth quarter 2019 was 19.0% compared to 19.2% in the fourth quarter of 2018.

Fourth Quarter 2019 Business Unit Results

Industrial Business Unit
The Industrial Business Unit generated revenue of $192.8 million, an increase of 6.1% over the fourth quarter last year, as a result of continued strength in cooled cameras and components as well as machine vision. Operating income was $63.5 million, 10.9% higher than the fourth quarter of 2018. Operating margin improved 142 basis points year-over-year to 33.0% and gross margin improved 104 basis points to 56.7%. Growth in operating income and the improvement in gross margin and operating margin were driven primarily by product mix, productivity gains resulting from The FLIR Method, and the higher revenue volume.

Government and Defense Business Unit
The Government and Defense Business Unit revenue totaled $210.7 million, up 23.1% from the prior year as a result of contributions from the successful acquisitions of Aeryon Labs and Endeavor Robotics. Operating income for the fourth quarter of $53.9 million decreased 0.4% year-over-year, while operating margins declined 604 basis points due mainly to higher operating expenses from the acquisitions and lower-margin product mix. Fourth quarter bookings increased by 18.7% from the prior year period due to strong international bookings and domestic program wins in unmanned systems, integrated solutions, and surveillance. This resulted in a book-to-bill ratio of 1.01 for the fourth quarter. Government and Defense current backlog totaled $434.6 million at the end of the fourth quarter, an 11.1% increase year-over-year.

Commercial Business Unit
The Commercial Business Unit revenues totaled $85.5 million, down 10.6% from the prior year. Revenues were adversely impacted by lower sales volume in the Outdoor and Tactical Systems (“OTS”) and Security product businesses, partially offset by double-digit growth in the Intelligent Transportation Systems (“ITS”) business. Fourth quarter operating income of $12.2 million and operating margin of 14.2% decreased 19.4% and 156 basis points year-over-year, respectively. This decrease was primarily driven by the lower revenue volume discussed above.

Full Year 2019

For the full year, 2019 revenue was $1,887.0 million, an increase of 6.3% compared to $1,775.7 million for the year ended December 31, 2018. Organic revenue growth was 1.1%, which excludes revenue from acquisitions within the last twelve months and security business divestitures. Full year total bookings increased 11.0% from the prior year to $1,975.6 million, driven primarily by strong bookings and program wins in the Government and Defense and Industrial Business Units.

GAAP Earnings Results
GAAP gross profit for 2019 was $929.5 million, compared to $900.3 million in 2018. GAAP gross margin decreased 144 basis points to 49.3% in 2019, compared with 50.7% in the prior year. GAAP operating income for 2019 decreased 14.2% to $273.3 million, compared to $318.6 million in the prior year, representing a 346 basis point decline in operating margin. GAAP gross margin and GAAP operating margin were both negatively impacted by increases in intangible asset amortization expense, restructuring expenses and related asset impairment charges. GAAP operating margin was also impacted by an increase in research and development expenses, and other ongoing export compliance expenses.

2019 GAAP net earnings were $171.6 million, or $1.26 per diluted share, compared with GAAP net earnings of $282.4 million, or $2.01 per diluted share in 2018. GAAP net earnings for the year were negatively impacted by the GAAP operating margin factors mentioned above as well as impairments of minority interest investments and discrete tax items.

Cash provided by operations during 2019 was $370.4 million, compared to $374.2 million in the prior year, a 1.0% decrease. Approximately 2.5 million shares were repurchased in 2019 at an average price of $49.05.

Non-GAAP Earnings Results
Adjusted gross profit for 2019 was $975.5 million, an increase of 6.1% over adjusted gross profit of $919.3 million in 2018. Adjusted gross margin for the full year was 51.7% compared to 51.8% in 2018. Adjusted operating income increased 0.2% to $404.5 million in 2019, compared to adjusted operating income of $403.7 million in 2018. Adjusted operating margin decreased 130 basis points to 21.4%, compared with 22.7% in 2018. The decrease in adjusted operating margin was primarily driven by increases in research and development and ongoing export compliance expenses.

Adjusted net earnings in 2019 were $304.8 million, or $2.23 per diluted share compared to adjusted earnings per diluted share of $2.22 in 2018.

Full Year 2019 Business Unit Results

Industrial Business Unit
The Industrial Business Unit generated revenue of $737.7 million for the full year 2019, an increase of 2.8% over the prior year, driven by strong bookings and sales volume in OEM products. Operating income for 2019 was $240.8 million, 11.1% higher than 2018. For the full year operating margin improved 244 basis points to 32.7% and gross margin improved 171 basis points to 57.0%. Growth in operating income and the improvement in gross margin and operating margin were driven by favorable product mix as well as productivity and cost control efforts resulting from The FLIR Method.

Government and Defense Business Unit
The Government and Defense Business Unit contributed revenue of $794.9 million during 2019, up 19.8% from the prior year as a result of contributions from the successful acquisitions of Aeryon Labs and Endeavor Robotics. As a result, operating income for 2019 of $207.4 million increased 3.9% year-over-year, while operating margins declined 401 basis points due mainly to higher operating expenses from the acquired companies. Full year 2019 bookings increased by 21.7% from the prior year period, resulting in a book-to-bill ratio of 1.05 for 2019.

Commercial Business Unit
The Commercial Business Unit recorded revenue of $354.4 million in 2019, down 10.1% from the prior year. Revenues were adversely affected by declines in the OTS, Maritime and Security businesses. This decline was partially offset by double-digit growth in ITS. 2019 operating income of $45.7 million and operating margin of 12.9% decreased 20.4% and 167 basis points year-over-year, respectively. The operating income decline was primarily driven by the lower revenue volume, partially offset by a reduction in operating expense.

Corporate Developments

In connection with Project Be Ready, effective January 1, 2020, FLIR will restructure its business units by consolidating from three business units to two. The company has also discontinued certain non-core consumer centric product lines within the OTS business and has entered into a formal process to evaluate divestiture of our Raymarine non-thermal maritime electronics business. The remaining businesses within the Commercial Business Unit will be consolidated with the Industrial Business Unit. These actions to simplify and reshape the Company’s product portfolio and organizational structure will support its efforts to focus on key strategic priorities, improve operational efficiencies and position FLIR for long-term, sustainable growth.

Dividend Declaration

FLIR’s Board of Directors has declared a quarterly cash dividend of $0.17 per share on FLIR common stock, payable on March 20, 2020 to shareholders of record as of close of business on March 6, 2020.

Financial Outlook for 2020

FLIR is initiating guidance for the full year ending December 31, 2020, as follows:

•	Revenue is expected to be in the range of $1.850 billion to $1.925 billion
•	Adjusted operating margin is expected to be in the range of 20.0% to 21.0%
•	Adjusted earnings per diluted share is expected to be in the range of $2.10 to $2.30[1]

1 Adjusted earnings per share assumes an effective tax rate of 19.0% and a diluted share count of approximately 136 million shares.

Beginning January 1, 2020 FLIR is simplifying its non-GAAP financial measures to enhance the facilitation and review of the comparability of its core operating performance on a period-to-period basis. Items excluded will consist of: (i) separation, transaction, and integration costs, (ii) amortization of acquired intangibles, (iii) restructuring expenses and asset impairment charges, (iv) discrete legal and compliance matters, (v) gains or losses on sale of businesses, and (vi) discrete tax items (collectively, the “Charges”). The financial outlook provided for 2020 above reflects this revised presentation of non-GAAP financial measures. The Company has provided a GAAP to Non-GAAP Reconciliation for the full years ended December 31, 2018 and December 31, 2019 which reflect this new presentation in the accompanying summary presentation that is accessible online from a link in the Events & Presentations section of the Company’s Investor Relations website at www.FLIR.com/investor.

The financial outlook for 2020 includes forward-looking non-GAAP financial measures, which management uses in measuring performance. FLIR is not able to reconcile full year 2020 projected adjusted operating income or full year 2020 projected adjusted earnings per diluted share to the most comparable GAAP measures without unreasonable efforts because it is not possible to predict with a reasonable degree of certainty the actual impact of the Charges (defined herein) and the exact timing and amount of comparability items throughout 2020. The unavailable information could have a significant impact on full year 2020 GAAP financial results.

Conference Call

FLIR has scheduled a conference call at 9:00 a.m. Eastern Time today to discuss its results for the quarter. The details for the conference call can be found below. A simultaneous webcast of the conference call and the accompanying summary presentation may be accessed online from a link in the Events & Presentations section of the Company’s Investor Relations website at www.FLIR.com/investor. A replay will be available upon completion of the conference call at this same internet address. Summary fourth quarter and historical financial data may be accessed online from the Financial Info Database link under the Financials & Filings section of the Company’s Investor Relations website.

Fourth Quarter and Full Year 2019 Financial Results Conference Call

Date:	Thursday, February 27, 2020
Time:	9:00 a.m. Eastern Time / 6:00 a.m. Pacific Time
Dial-in:	1-877-407-9039 (Domestic) 1-201-689-8470 (International)
Conference ID:	13698434
Webcast:	http://public.viavid.com/index.php?id=137829
Replay:
For those unable to participate during the live broadcast, a replay of the call will also be available from 12:00 p.m. Eastern Time on February 27, 2020 through 11:59 p.m. Eastern Time on March 12, 2020 by dialing 1-844-512-2921 (domestic) and 1-412-317-6671 (international) and referencing the replay pin number: 13698434.

About FLIR Systems, Inc.
Founded in 1978, FLIR Systems is a world-leading industrial technology company focused on intelligent sensing solutions for defense, industrial, and commercial applications. FLIR Systems’ vision is to be “The World’s Sixth Sense,” creating technologies to help professionals make more informed decisions that save lives and livelihoods. For more information, please visit www.flir.com and follow @flir.

Forward-Looking Statements

Statements, estimates or projections in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” or similar expressions) should be considered to be forward looking statements. Such statements are based on current expectations, estimates, and projections about FLIR’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for FLIR’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the impact of self-imposed or government mandated remediation efforts related to FLIR’s compliance with U.S. export control laws and regulations and similar laws and regulations, the timely receipt of any necessary export licenses, constraints on supplies of critical components, excess or shortage of production capacity, the ability to manufacture and ship the products in the time period required, actual purchases under agreements, the continuing eligibility of FLIR to act as a federal contractor, the amount and availability of appropriated government procurement funds, failure to realize the economic benefits from or an inability to successfully manage the possible negative consequences of our business unit consolidation activities, and other risks discussed from time to time in filings and reports filed with the Securities and Exchange Commission. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and FLIR does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes made to this document by wire services or internet service providers.

Definitions and Financial Measures

Organic revenue growth is defined as total revenue growth excluding revenue from companies acquired or divested in the past twelve months. Operating margin is defined as operating income as a percentage of revenue. Management uses organic revenue growth and operating margin as key measures to assess the performance of the Company as a whole, as well as the related measures at the segment level. Bookings is defined as a contractual agreement awarded during the reporting period. Current backlog is defined as orders received when delivery or performance is expected to occur within 12 months. Total backlog is defined as total estimated amount of future revenues to be recognized under negotiated contracts.

Forward-Looking Non-GAAP Reconciliation: In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release makes reference to non-GAAP measures. With respect to the outlook for the full year 2020, the charges that affect GAAP operating margin and net earnings per diluted share are out of the Company’s control and/or cannot be reasonably predicted without unreasonable efforts. Consequently, the Company is unable to provide a reasonable estimate of GAAP operating margin and net earnings per diluted share or a corresponding reconciliation to GAAP operating margin and net earnings per diluted share for the full year.

Explanation of Non-GAAP Financial Measures

We report our financial results in accordance with United States generally accepted accounting principles (GAAP). As a supplement to our GAAP financial results, this earnings announcement contains some or all of the following non-GAAP financial measures: (i) adjusted gross profit, (ii) adjusted gross margin (defined as adjusted gross profit divided by revenue), (iii) adjusted operating income, (iv) adjusted operating margin (defined as adjusted operating income divided by revenue), (v) adjusted net earnings, and (vi) adjusted earnings per diluted share (EPS). These non-GAAP measures of financial performance are not prepared in accordance with GAAP and computational methods may differ from those used by other companies. Additionally, these non-GAAP measures should not be considered a substitute for any other performance measure determined in accordance with GAAP and the Company cautions investors and potential investors to consider these measures in addition to, not as a substitute for, its consolidated financial results as presented in accordance with GAAP. Each of the non-GAAP measures is adjusted from GAAP results and are outlined in the "GAAP to Non-GAAP Reconciliation" tables included within this earnings release.

In calculating non-GAAP financial measures, we exclude certain items (including gains and losses) to facilitate a review of the comparability of our core operating performance on a period-to-period basis. The excluded items represent amortization of acquired intangible assets, purchase accounting adjustments, restructuring expenses and asset impairment charges, acquisition related expenses, loss on sale of business, executive transition costs, export compliance matters, discrete tax items, and other items we do not consider to be directly related to our core operating performance. We use non-GAAP measures internally to evaluate the core operating performance of our business, for comparison with forecasts and strategic plans, for calculating return on investment, and as a factor for determining incentive compensation for certain employees. Accordingly, supplementing GAAP financial results with these non-GAAP financial measures enables the comparison of our ongoing operating results in a manner consistent with the metrics reviewed by management. We believe that these non-GAAP measures, when read in conjunction with our GAAP financials, provide useful information to investors by facilitating:

•	the comparability of our ongoing operating results over the periods presented;
•	the ability to identify trends in our underlying business; and
•	the comparison of our operating results against analyst financial models and operating results of other public companies that supplement their GAAP results with non-GAAP financial measures.

The following are explanations of each type of adjustment that we incorporate into non-GAAP financial measures:

•
Amortization of acquired intangible assets. GAAP accounting requires that intangible assets are recorded at fair value as of the date of acquisition and amortized over their estimated useful lives. The timing and magnitude of our acquisition transactions and maturities of the businesses acquired will cause our operating results to vary from period to period, making comparison to past performance difficult for investors.

•
Purchase accounting adjustments. GAAP accounting requires certain adjustments to acquired inventory balances at the time of acquisition based on the fair value of the assets acquired. These non-cash charges are not reflective of our ongoing operations and can vary significantly in any given period driven by variability in our acquisition activity.

•
Acquisition related expenses. Included in our GAAP financial measures are acquisition related expenses, consisting of external expenses resulting directly from acquisition related activities, including banker fees, due diligence, legal, acquisition-related insurance premiums, acquisition-related retention compensation, valuation, tax and audit services. The timing and nature of our acquisition activity can vary significantly from period to period impacting comparability of operating results from one period to another. These transaction-specific costs can vary significantly in amount and timing and are not indicative of our core operating performance.

•
Restructuring expenses and asset impairment charges. Included in our GAAP financial measures are restructuring expenses and related asset impairment charges which primarily represent employee separation costs and facility termination expenses as well as goodwill, intangible asset, and inventory impairment charges associated with Company reorganization and restructuring activities. We believe that excluding these costs provides greater visibility to the underlying performance of our business operations, facilitates comparison of our results with other periods, and facilitates comparison with the results of other companies in our industry.

•
Loss on sale of business. We recognized a loss, representing the difference between the carrying value and expected sales proceeds, associated with the divestiture of the retail and SMB security products business of the Commercial business unit. We excluded this loss for purposes of calculating certain non-GAAP measures. This adjustment facilitates an alternative evaluation of our current operating performance and comparisons to past operating results consistent with the metrics reviewed by management.

•
Executive transition costs. Executive transition costs primarily include costs associated with separation and severance agreements of the Company’s former CEO, COO, CHRO and other former members of the executive management team; professional services expenses associated with the transition of the former CEO, CFO, and CHRO including recruitment fees, legal services and other related costs, as well as sign-on cash bonus payments to the current CEO and others reporting to the CEO; partially offset by benefits associated with stock compensation reversals for share-based awards forfeited upon the departures of the former CEO, COO, CFO, CHRO and other former members of the executive management team.

•
Export compliance matters. Export compliance matters refer to costs incurred associated with an administrative agreement with the U.S. Department of State (the “Consent Agreement”) to address and remediate certain historical practices associated with U.S. and international trade control laws and regulations. Such costs include a Directorate of Defense Trade Controls penalty, expenses associated with retention of a Special Compliance Officer, and remedial actions required by the terms of the Consent Agreement or otherwise necessary to remedy and achieve full compliance with U.S. and international trade control laws and regulations. These costs are excluded from our non-GAAP measures because they are not representative of the ongoing operating costs of our compliance programs and are exclusive of sustaining costs we have incurred and expect to incur during and beyond the term of Consent Agreement.

•
Other. Other charges include product remediation charges associated with certain SkyWatch™ surveillance towers, bank guarantee fees associated with the Swedish tax matter, certain non-core legal matter settlement costs, and certain long-term contract adjustments related to contracts completed by companies acquired by FLIR prior to their acquisition. We exclude other charges from our non-GAAP measures because we do not believe such costs are representative of our ongoing operations.

•
Estimated tax effect of non-GAAP adjustments. This amount adjusts the provision for income taxes to reflect the effect of the previously listed non-GAAP adjustments on non-GAAP net income. We estimate the tax effect of the adjustment items by applying the Company's overall estimated effective tax rate, excluding significant discrete items, to the pretax amount.

•
Discrete tax items, net. Included in our GAAP financial measures are income tax expenses and benefits related to discrete events or transactions that are not representative of the Company's estimated tax rate related to ongoing operations. These discrete tax items can vary significantly from period to period impacting the comparability of our earnings from one period to another. Discrete tax items include charges and reversals of provisions associated with certain unrecognized tax benefits, benefits or charges associated with the windfalls or shortfalls resulting from vesting and exercise activity of share-based compensation, benefits associated with the reversal of previously recorded valuation allowances against certain deferred tax assets, and other discrete items not included in the annual effective tax rate associated with our ongoing operations. We exclude discrete tax items from our non-GAAP measures because we do not believe such expenses or benefits reflect the performance of our ongoing operations.

Investor Relations
Lasse Glassen
Addo Investor Relations
Investors@flir.com
(424) 238-6249

FLIR Systems, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018

Revenue	$489,044	$448,463	$1,887,026	$1,775,686
Cost of goods sold	256,407	220,684	957,523	875,368
Gross profit	232,637	227,779	929,503	900,318

Operating expenses:
Research and development	53,172	43,951	204,207	176,281
Selling, general and administrative	121,089	92,519	441,937	386,869
Restructuring expenses	4,323	1,883	10,099	4,854
Loss on sale of business	-	3,530	-	13,708
Total operating expenses	178,584	141,883	656,243	581,712

Earnings from operations	54,053	85,896	273,260	318,606

Interest expense	7,341	4,061	27,711	16,147
Interest income	(544)	(1,310)	(2,651)	(3,901)
Other expense (income), net	5,346	(972)	6,284	(743)

Earnings before income taxes	41,910	84,117	241,916	307,103

Income tax provision (benefit)	40,226	(14,399)	70,319	24,678

Net earnings	$1,684	$98,516	$171,597	$282,425

Net earnings per share:
Basic earnings per share	$0.01	$0.72	$1.27	$2.05
Diluted earnings per share	$0.01	$0.71	$1.26	$2.01

Weighted average shares outstanding:
Basic	134,279	136,834	135,016	137,815
Diluted	135,691	138,509	136,637	140,209

FLIR Systems, Inc.
Consolidated Balance Sheets
(In thousands)(Unaudited)

	December 31,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$284,592	$512,144
Accounts receivable, net	318,652	323,746
Inventories	388,762	352,107
Prepaid expenses and other current assets	116,728	104,650
Total current assets	1,108,734	1,292,647

Property and equipment, net	255,905	247,407
Deferred income taxes, net	39,983	100,620
Goodwill	1,364,596	904,571
Intangible assets, net	247,514	146,845
Other assets	120,809	89,152
Total assets	$3,137,541	$2,781,242
LIABILITIES AND SHAREHOLDERS'EQUITY
Current liabilities:
Accounts payable	$158,033	$95,496
Deferred revenue	28,587	32,703
Accrued payroll and related liabilities	72,476	81,118
Accrued product warranties	14,611	15,204
Advance payments from customers	28,005	19,691
Accrued expenses	40,815	41,761
Accrued income taxes	14,735	13,855
Other current liabilities	27,349	16,186
Credit facility	16,000	-
Long-term debt, current portion	12,444	-
Total current liabilities	413,055	316,014

Long-term debt, net of current portion	648,419	421,948
Deferred income taxes	53,544	22,927
Accrued income taxes	55,514	76,435
Other long-term liabilities	95,576	67,132

Shareholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; no shares issued at December 31, 2019 or 2018
Common stock, $0.01 par value, 500,000 shares authorized, 134,394 and 135,516 shares issued at December 31, 2019 and 2018, respectively, and additional paid-in capital	16,692	1,355
Retained earnings	2,020,686	2,024,523
Accumulated other comprehensive loss	(165,945)	(149,092)
Total shareholder's equity	1,871,433	1,876,786

Total liabilities and shareholder's equity	$3,137,541	$2,781,242

FLIR Systems, Inc.
Consolidated Statements of Cash Flows
(In thousands)(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018

Cash flows provided by operating activities:
Net earnings	$1,684	$98,516	$171,597	$282,425
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	27,095	17,099	103,132	66,462
Stock-based compensation	9,318	9,208	36,689	34,170
Asset impairment charges	13,666	1,181	13,666	3,349
Deferred income taxes	46,131	12,685	44,934	14,604
Other, net	4,084	2,356	4,123	(3,832)
Increase (decrease) in cash, net of acquisitions, resulting from changes in:
Accounts receivable	13,912	(34,209)	19,372	29,057
Inventories	5,855	22,475	(24,360)	17,425
Prepaid expenses and other current assets	(1,787)	(1,233)	(1,744)	(3,427)
Other assets	(10,375)	4,073	1,099	2,663
Accounts payable	12,879	(283)	51,752	(22,449)
Deferred revenue	(13,274)	2,225	(6,187)	8,081
Accrued payroll and other liablities	(4,219)	3,368	(8,339)	6,599
Accrued income taxes	(5,168)	(39,126)	(24,723)	(74,888)
Other long term liabilities	(6,254)	(21)	(10,639)	13,918
Net cash provided by operating activities	93,547	98,314	370,372	374,157

Cash flows from investing activities:
Additions to property and equipment, net	(12,760)	(10,106)	(44,794)	(30,773)
Proceeds from sale of assets	-	3,015	6,365	3,017
Proceeds from sale of business	-	-	-	25,920
Business acquisitions, net of cash acquired	-	(4,598)	(601,927)	(26,764)
Minority interest and other investments	(6,030)	-	(11,030)	(15,500)
Net cash used by investing activities	(18,790)	(11,689)	(651,386)	(44,100)

Cash flows from financing activities:
Net proceeds from credit facility and long-term debt, including current portion	-	-	723,054	-
Repayment of credit facility and long-term debt	(74,590)	-	(468,224)	-
Repurchase of common stock	(2)	(143,748)	(124,998)	(243,706)
Dividends paid	(22,842)	(21,672)	(91,694)	(88,123)
Proceeds from shares issued pursuant to stock-based compensation plans	7,642	4,941	28,418	29,124
Tax paid for net share exercises and issuance of vested restricted stock units	(1,535)	(1,565)	(11,993)	(16,228)
Other financing activities	2	(1)	(523)	(11)
Net cash (used) provided by financing activities:	(91,325)	(162,045)	54,040	(318,944)

Effect of exchange rate changes on cash and cash equivalents	5,769	(5,771)	(578)	(18,059)

Net decrease in cash and cash equivalents	(10,799)	(81,191)	(227,552)	(6,946)
Cash and cash equivalents, beginning of period	295,391	593,335	512,144	519,090
Cash and cash equivalents, end of period	$284,592	$512,144	$284,592	$512,144

Note: The Company made certain reclassifications to the prior years' financial statements to conform them to the presentation as of and for the year ended December 31, 2019 that management has determined had no effect for the periods presented.

FLIR Systems, Inc.
Business Unit Performance
(In thousands)(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
BUSINESS UNIT REVENUE
Industrial	$192,767	$181,652	$737,656	$717,882
Government and Defense	210,734	171,123	794,941	663,436
Commercial	85,543	95,688	354,429	394,368

BUSINESS UNIT EARNINGS FROM OPERATIONS
Industrial	$63,530	$57,283	$240,848	$216,880
Government and Defense	53,895	54,094	207,430	199,702
Commercial	12,182	15,119	45,679	57,399

BUSINESS UNIT OPERATING MARGIN
Industrial	33.0%	31.5%	32.7%	30.2%
Government and Defense	25.6%	31.6%	26.1%	30.1%
Commercial	14.2%	15.8%	12.9%	14.6%

FLIR Systems, Inc.
GAAP to Non-GAAP Reconciliation
(In thousands, except per share amounts)(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Gross profit:
GAAP gross profit	$232,637	$227,779	$929,503	$900,318
Amortization of acquired intangible assets	9,774	4,290	35,288	15,306
Purchase accounting adjustments	674	-	2,247	-
Restructuring expenses and asset impairment charges	5,890	1,181	5,890	3,349
Acquisition related expenses	738	-	1,968	-
Other	517	262	619	362
Adjusted gross profit	$250,230	$233,512	$975,515	$919,335

Gross margin:
GAAP gross margin	47.6%	50.8%	49.3%	50.7%
Cumulative effect of non-GAAP Adjustments	3.6%	1.3%	2.4%	1.1%
Adjusted gross margin	51.2%	52.1%	51.7%	51.8%

Earnings from operations:
GAAP earnings from operations	$54,053	$85,896	$273,260	$318,606
Amortization of acquired intangible assets	14,925	6,614	57,376	24,524
Purchase accounting adjustments	674	-	2,247	-
Restructuring expenses and asset impairment charges	17,989	3,064	23,765	8,203
Acquisition related expenses	4,463	1,280	18,989	6,674
Loss on sale of business	-	3,530	-	13,708
Executive transition costs	1,004	2,737	2,604	6,748
Export compliance matters	10,227	4,563	22,323	23,278
Other	517	263	3,968	1,946
Adjusted earnings from operations	$103,852	$107,947	$404,532	$403,687

Operating margin:
GAAP operating margin	11.1%	19.2%	14.5%	17.9%
Cumulative effect of non-GAAP Adjustments	10.1%	4.9%	6.9%	4.8%
Adjusted operating margin	21.2%	24.1%	21.4%	22.7%

Net earnings:
GAAP net earnings	$1,684	$98,516	$171,597	$282,425
Amortization of acquired intangible assets	14,925	6,614	57,376	24,524
Purchase accounting adjustments	674	-	2,247	-
Restructuring expenses and asset impairment charges	17,989	3,064	23,765	8,203
Acquisition related expenses	4,463	1,280	18,989	6,674
Loss on sale of business.	-	3,530	-	13,708
Executive transition costs	1,004	2,737	2,604	6,824
Export compliance matters	10,227	4,563	22,323	23,278
Other	1,211	263	7,095	1,946
Estimated tax benefit of non-GAAP adjustments	(9,594)	(4,828)	(25,536)	(17,883)
Discrete tax items, net	32,263	(29,905)	24,355	(37,853)
Adjusted net earnings	$74,846	$85,834	$304,815	$311,846

Earnings Per Diluted Share:
GAAP earnings per diluted share	$0.01	$0.71	$1.26	$2.01
Cumulative effect of non-GAAP Adjustments	0.54	(0.09)	0.97	0.21
Adjusted earnings per diluted share	$0.55	$0.62	$2.23	$2.22

Weighted average diluted shares outstanding	135,691	138,509	136,637	140,209

Note: The Company made certain reclassifications to the prior years' financial statements to conform them to the presentation as of and for the year ended December 31, 2019 that management has determined had no effect for the periods presented.